EXHIBIT - 3 i



                            Filed with the Arizona Corporation
Commission on June 25, 1997







                    ARTICLES OF INCORPORATION-

                                      OF



                       MOLTER SERIES FUNDS, INC.



           A Business-stock Corporation

              DSCB:15-1306/2102/2303/2702/2903/3101/7102A(Rev 91)







1. Name: The name of the corporation (hereafter called
Corporation) shall be: Molter Series Funds, Inc.



2. Purpose: The purpose for which this Corporation is organized are the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time, and specifically but in limitation thereof, the purpose of acting as an open-ended non diversified investment company.



3. Business: The corporation initially intends to conduct the business of acting as an open-end non diversified investment company.



4. Authorized Capital: The authorized capital of the Corporation shall be One Hundred Thousand Dollars ($100,000) divided into One Million (1,000,000) shares of the par value of Ten Cents ($0.10) each. The stock shall be issued when paid for in cash services or property and shall be issued as fully paid and shall be forever nonassessable. The judgment of the Board of Directors as to the value of property taken or services rendered in exchange for stock shall be conclusive in absence of fraud



5. Statutory Agent: The name and business address of initial statutory agent of the Corporation is:

	Nathalie Watsek, Treasurer

	Investment Research Associates, Inc.

	6720 East Camino Principal, suite 100

	Tucson, AZ 85715



6. Known Place of Business: The known place of business of the Corporation shall be: 6720 East Camino Principal, Tucson Arizona
85715, but a different and other offices and places for conducting business, both within and without the State of Arizona, may be established from time to time by the Board of Directors.



7. Board of Directors: The initial Board of Directors shall consist of two (2) directors. The persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:



		Daniel Alan Molter

		6720 East Camino Principal, Suite 100

		Tucson, Arizona 85715



		Hester Molter

		6720 East Camino Principal, Suite 100

		Tucson, Arizona 85715



Otherwise, the number of persons to serve on the Board of Directors shall be fixed by the Bylaws of the Corporation.



8. Quorum: A quorum at the meeting of the Board of Directors shall consist of two-thirds of the number of directors then serving; provided that when a Board comprised of one member is authorized, the one director shall constitute a quorum.



9. Incorporators: The names and addresses of the incorporators of the Corporation are:



		Daniel Alan Molter

		6720 East Camino Principal, Suite 100

		Tucson, Arizona 85715







		Hester Molter

		6720 East Camino Principal, Suite 100

		Tucson, Arizona 85715



all powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.



10. Distribution From Capital Surplus: The Board of Directors of the Corporation may, from time to time, distribute on a pro rata basis to its shareholders out of the capital surplus of the Corporation a portion of its assets, in cash or in property.



11. Indemnification of Officers, Directors, Employees and
Agents: Subject to the further provisions hereof, the Corporation shall indemnify any and all of its existing and former directors, officers, employees, and agents against all expenses incurred by them and each of them, including but not limited to legal fees, judgment, penalties and amounts paid in settlement or compromise, which may arise or be incurred, rendered, or levied in any legal action brought or threatened against any of them for or on account or omission alleged to have been committed while acting within the scope of employment as director, officer, employee, or agent of the Corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court. No such indemnification shall be available with respect to liabilities under the Securities Act of 1933, and the Corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the Corporation, at its own expense through counsel of its own choosing, to defend him or her in the action.



12. Repurchase Of Shares: the Board of Directors of the Corporation may, from time to time, cause the Corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the Corporation.





IN TESTIMONY WHEREOF the incorporator has signed these Articles of Incorpora-

tion this 1st day of August, 1997.





                                                     Daniel
Molter                    Hester Molter


_______________



                                                     Signature
                        Signature











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